Exhibit 23.1

2451 N McMullen Booth Rd Ste. 308 Clearwater, FL 33759-1352 Main: (727) 444-1901 Cell: (727) 452-4803

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated March 14, 2013 relative to the financial statements of Universal Technology Systems Corp. as of January 31, 2013 and for the period January 28, 2013 (date of inception) through January 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

DKM Certified Public Accountants

Clearwater, FL

April 25, 2013

PCAOB Registered

AICPA Member